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                                                                    Exhibit 23.1

Board of Directors and Shareholders
CONSOL Energy Inc.

                          Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CONSOL Energy Inc. Equity Incentive Plan filed September 22, 1999 of our report dated July 17, 2001 (except for the last paragraph of Note 31 as to which the date is August 22, 2001), with respect to the consolidated financial statements of CONSOL Energy Inc. included in this Annual Report (Form 10-K) of CONSOL Energy Inc.

Pittsburgh, Pennsylvania
September 24, 2001